Exhibit 10.1

AMENDMENT NO. 4  TO TESTING AND SERVICES AGREEMENT

THIS AMENDMENT NO. 4  TO TESTING AND SERVICES AGREEMENT (this “Amendment”) is made and entered into as of the date on which both parties have executed this Amendment (the “Amendment Effective Date”) by and between Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”) on the one hand, and Vermillion, Inc., a Delaware corporation and ASPiRA Labs, a Delaware corporation and wholly owned subsidiary of Vermillion, Inc. (collectively “Vermillion”) on the other hand, with respect to that certain Testing and Services Agreement dated as of March 11, 2015, and that certain Amendment No. 1 to Testing and Services Agreement dated as of April 10, 2015 and that certain Amendment No. 2 to Testing and Services Agreement dated as of March 11, 2017 and that certain Amendment No. 3 to Testing and Services Agreement dated as of January 19, 2019 (together, the “TSA”).  Capitalized terms used and not otherwise deﬁned herein are used with the meanings attributed to them in the TSA.  All references to section numbers refer to section numbers in the TSA.

WITNESSETH:

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree the TSA is hereby amended as follows:

1.	Section 5.3 of the TSA is hereby deleted in its entirety and the following new Section 5.3 is substituted in its place:

5.3This agreement shall terminate in 8 (eight) years from the Effective Date and shall renew for an additional one-year period thereafter by the written agreement of the Parties at least 60 (sixty) days prior to such renewal date.

2.	The following new Section 8.10 is inserted into the TSA, effective as of the Amendment Date: March 1, 2020

8.10Quest Diagnostics will assign a part-time project manager to Vermillion’s account to provide certain services to resolve issues arising from the performance of Services and with respect to Specimens sourced to Quest Diagnostics’ testing lab through its Patient Service Centers and its In-office Phlebotomists (IOPs).  The fee for such project manager shall be $75,000 (Seventy-five thousand dollars) per year (the “Annual Service Fee”).  Vermillion shall pay to Quest the Annual Service Fee in 4 (four) equal installments on a quarterly basis throughout the Term of this Agreement at the time payments are made for blood draw fees.  Project manager will be assigned and meet with an assigned Vermillion point of contact to resolve any issues with respect to Services. Any additional work to be covered by the Annual Service Fee must be approved by in writing by both Parties.

3.	Except as expressly modified by this Amendment, all terms and conditions of the TSA remain in full force and effect.

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IN WITNESS WHEREOF, the parties intending to be legally bound, have set their hands the date and year first above written.

Quest Diagnostics Inc.	Vermillion/Aspira Labs
By: /s/ Barbara L. Feringa	By: /s/ Valerie Palmieri
Print Name: Barbara L. Feringa	Print Name: Valerie Palmieri
Title: Executive Director, GYN	Title: CEO
Date: 3/11/2020	Date: 3/11/2020